Exhibit 10.45

March 7, 2024
Peter Van Camp
c/o Equinix
One Lagoon Drive, 4th Floor
Redwood City, California 94065

Dear Peter:
This letter agreement (this “Agreement”) sets forth our mutual agreement concerning the transition of your duties in connection with your retirement as Executive Chairman of Equinix, Inc. (the “Company”, and together with its subsidiaries, “Equinix”) and your appointment as Special Advisor to the Board.
1.    Transition Date. Effective as of the date on which the announced successor President and Chief Executive Officer of the Company, Adaire Fox- Martin, commences her employment with the Company (the “Transition Date”), you will retire from your position as Executive Chairman of Equinix, at which time your employment with Equinix will terminate, and you will also retire from your service as a member of the Board of Directors of the Company (the “Board”). At such time and during the Term (as defined below), you will serve as a consultant to Equinix in the role of Special Advisor to the Board.
2.    Term. The term of your service as Special Advisor to the Board will begin on the Transition Date and will continue until the date of the Company’s Annual Meeting of Stockholders in 2025, subject to earlier termination pursuant to this Agreement (the “Term”). The Term may be extended only by mutual agreement of the parties. At the expiration of the Term, you will retire from your service as Special Advisor to the Board.
3.    Services.
In your role as Special Advisor to the Board, you will have the following duties and responsibilities: attending and participating as an observer in discussions of the business of the Company, at the invitation of the Board, at regular and special Board and Board committee meetings, providing ongoing strategic advice and support to the Board and senior management of the Company, and serving as a goodwill ambassador of the Company (the “Services”).
4.    Compensation and Benefits. During the Term, in consideration for your Services, you will receive the following compensation:
(a)    Prior to the Transition Date, you will continue to be eligible for your regular base salary as in effect on the date hereof. After the Transition Date, during the Term, as compensation for the Services, you will receive a consulting fee equal to $260,000 per annum, payable quarterly in arrears. In addition, you will be entitled to receive reimbursement in accordance with Equinix’s current policies for reasonable business expenses incurred in carrying out such services.
(b)    Your outstanding equity incentive awards will be treated in accordance with their terms. For the avoidance of doubt, your transition from Executive Chairman to Special Advisor to the Board will not result in a “Termination of Service”, and during the Term, you will be deemed to be continuing in “Service” (as each such term is defined in the Company’s 2020 Equity Incentive Plan (the “Plan”) and the award agreements thereunder governing your awards (the “Award Agreements”)). To the extent that you continue to perform the Services through the end of the Term and retire in good standing at the end of the Term, subject to your signing and not revoking a customary release of claims against the Company, you will immediately vest in your equity awards that were granted in 2024; provided that any such equity awards that are subject to performance conditions shall remain outstanding and eligible to be earned and vest based on the actual achievement of the applicable performance conditions after the end of the applicable performance period.

(c)    Your target annual bonus opportunity for fiscal year 2024 will be pro-rated based on the portion of the 2024 fiscal year occurring before the Transition Date. The actual amount of your annual bonus for fiscal year 2024 will be paid at the same time that such amounts are paid to other senior executives of the Company, based on the Company’s achievement of the applicable performance metrics, and shall be payable in the form paid to other executives of the Company.
(d)    Any accrued but unpaid salary, vacation pay, unreimbursed business expenses and any other earned and vested amounts, entitlement or benefits (including amounts under the Equinix 401(k) plan and COBRA continuation coverage) that were earned and accrued prior to the Transition Date will be paid or provided to you in accordance with the terms of the applicable Company plans and arrangements.
(e)    Except as otherwise described in this Section 4, you will not be entitled to any further compensation or benefits from the Company after the Transition Date. For the avoidance of doubt, you will not be eligible to participate in the Company’s annual incentive plan or any other annual bonus plan or to receive any further long-term incentive awards.
5.    Independent Contractor Status. During the Term, you will act solely as an independent contractor with respect to Equinix, and as such, you will not be authorized to bind Equinix to third parties without prior written consent of Equinix. You hereby acknowledge and agree that the compensation payable pursuant to this Agreement will represent fees for services as an independent contractor, and will therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. You will be solely responsible for the payment of any federal, state, or local income or self employment taxes imposed on you with respect to payment of the compensation.
6.    Covenants and Agreements. You acknowledge and agree that you remain subject to the covenants set forth in the Proprietary Information and Inventions Agreement, entered into between you and Equinix, attached hereto as Exhibit A (the “PIIA”), as well as the covenants set forth in Section 3 (Covenants) of the Severance Agreement between you and the Company, dated as of October 3, 2019, as amended (the “Severance Agreement”), and all other confidentiality, noncompetition, nonsolicitation and other restrictive covenants that you may be subject to under any other agreement with Equinix, which are incorporated herein by reference as if such provisions were set forth herein in full. Other than with respect to Section 3 of the Severance Agreement, the remaining terms of the Severance Agreement shall be of no further force and effect. You hereby agree that your retirement from your role as Executive Chairman will not give rise to Good Reason (as defined in the Severance Agreement).
7.    Cooperation. Following the Transition Date, you agree to cooperate fully with Equinix and its counsel with respect to any matter (including, without limitation, any litigation, investigation or government proceeding or any matter relating to the transition of your duties as Executive Chairman) that relates to matters with which you are or were involved or about which you had knowledge during your employment with Equinix.
8.    Termination. Notwithstanding anything in this Agreement to the contrary, the Board may terminate this Agreement and the Term (i) for any reason with 60 days’ prior written notice or (ii) with immediate effect to the extent that circumstances exist that would have constituted grounds to terminate your employment for “Cause” (as such term is defined in the Severance Agreement) under the Severance Agreement. After the termination or expiration of the Term, you will have no further right to any compensation or benefits under this Agreement.
9.    Entire Agreement. This Agreement sets forth the entire understanding between you and Equinix and supersedes any prior agreements or understandings, express or implied, pertaining to the terms of your employment with Equinix or the termination thereof; provided, however, that the parties hereto acknowledge that additional agreements governing elements of you and Equinix’s relationship following the Transition Date may be entered into following the date hereof, which, if entered into, may be incorporated into this Agreement by reference. No modification or waiver of this Agreement will be effective unless evidenced in a writing signed by both parties. This Agreement may be executed in one or more copies or counterparts and each such copy will constitute a duplicate original of this Agreement.

10.    Governing Law. This Agreement will be governed by and construed exclusively in accordance with the laws of the State of California without reference to its choice of law principles. Any disputes arising under this Agreement will be brought in a court of competent jurisdiction in California.
[Signature page follows]

Sincerely,
/s/ Chris Paisley
Name: Chris Paisley
Title: Lead Independent Director

ACCEPTED AND AGREED:

/s/ Peter Van Camp
Peter Van Camp

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